Exhibit 99.2

March 25, 2021

GigCapital2, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Consent to Reference in Registration Statement and Prospectus

GigCapital2, Inc. (the “Company”) is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the Registration Statement and Prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the business combination described in the Registration Statement and Prospectus.

Sincerely,

/s/ Mariya Pylypiv

Name: Dr. Mariya Pylypiv